Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL ANNOUNCES $1.5 BILLION SHARE REPURCHASE PROGRAM; DECLARES QUARTERLY DIVIDEND
CAMDEN, N.J., March 22, 2017 - The Board of Directors of Campbell Soup Company (NYSE:CPB) today authorized a new share repurchase program. Under the new program, Campbell is authorized to purchase up to $1.5 billion of its outstanding shares in open market or privately negotiated transactions. The program is effective as of May 1, 2017, and has no expiration date, but it may be suspended or discontinued at any time.
The new share repurchase program will replace the June 2011 authorization of $1 billion, which is nearly exhausted. The new program is in addition to Campbell's practice of buying back shares sufficient to offset those issued under equity compensation plans.
Quarterly Dividend
Campbell’s Board also declared a regular quarterly dividend on Campbell’s capital stock of $0.35 per share. The quarterly dividend is payable May 1, 2017, to shareholders of record at the close of business April 12, 2017.
About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For

more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.
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